Exhibit 99.1

Company Contact:	Investor Relations Contact:

Doug Norby	Lippert/Heilshorn & Associates
Senior Vice President, Chief Financial Officer	Moriah Shilton/Kirsten Chapman
Mike Forman	415-433-3777
Vice President, Finance and Administration	Moriah@lhai-sf.com
408-894-0700

ROBERT BOEHLKE JOINS TESSERA TECHNOLOGIES’ BOARD OF DIRECTORS

San Jose, Calif., December 14, 2004 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading technology developer, licensor and product development services provider for semiconductor chip-scale and multi-chip packages (CSPs and MCPs), today announced that Robert Boehlke, a 35-year semiconductor and financial industry veteran, has joined the company’s board of directors, effective December 13, 2004. The addition of Robert Boehlke fills the vacancy left by former board member Patricia M. Cloherty’s recent retirement. Tessera’s board of directors remains at eight members.

Boehlke, 63, currently serves on the board of directors for LTX Corp. and MEMC Electronic Materials, Inc. Previously he served on the board of directors of Entegris Inc., QuickLogic Corp., DuPont Photomasks, Inc. and Semi-Sematech. He was the executive vice president and chief financial officer for KLA-Tencor prior to his retirement in 2000. During his 17-year tenure with KLA-Tencor, Boehlke held a variety of management positions including chief operating officer and chief financial officer. During Boehlke’s tenure at KLA, revenue grew from $17 million for the full-year 1983 to $1.5 billion for the full-year 2000. Prior to joining KLA-Tencor, Boehlke was an investment banking partner at Kidder, Peabody & Company, Inc.

Bruce McWilliams, Tessera’s chairman and chief executive officer, stated, “Bob brings a wealth of industry experience and is an extremely important addition to our board. His financial expertise and hands-on knowledge driving company growth will assist Tessera in its evolution as a public company.”

Boehlke received his master’s degree in business administration from Harvard University and earned his bachelor’s degree in science from the U.S. Military Academy at West Point.

About Tessera, Inc.

Tessera develops semiconductor packaging technology that meets the demand for miniaturization and increased performance of electronic products. Tessera licenses its technology to its customers, enabling them to produce semiconductors that are smaller and faster, and incorporate more features. These semiconductors are utilized in a broad range of communications, computing and consumer electronic products.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, Tessera’s ability to protect its intellectual property and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003, include more information about factors that could affect the company’s financial results.

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Note: Tessera and the Tessera logo are registered trademarks. All other company, brand and product names may be trademarks or registered trademarks of their respective companies.